SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 30, 2008
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Amendment of a Material Agreement.

On May 30, 2008, Discovery Laboratories, Inc. (the “Company”) entered into a First Amendment to Credit and Security Agreement (the “Amendment”) with GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.) (“GE”), to amend the Credit and Security Agreement dated as of May 21, 2007 between the parties (the “Credit Facility”).

The Credit Facility provided for up to $12.5 million to fund the Company’s capital programs. The Credit Facility expires on May 31, 2008, subject to a best efforts undertaking by GE to extend the draw down period beyond the expiration date for an additional six months. As of March 31, 2008, approximately $5.2 million was outstanding under the Credit Facility ($2.8 million classified as current liabilities and $2.4 million as long-term liabilities) and $4.9 million remained available for use, subject to the conditions of the Credit Facility.

Under the terms of the Amendment, the Company and GE have agreed to extend the term of the Credit Facility for an additional period of six months for the purpose of funding the Company’s anticipated capital investments for that period, up to $300,000. In consideration of the extension, the Company has agreed to pay GE’s legal fees and expenses of up to $2,000 and a non-refundable consent fee of $1,500. All other terms and conditions under the Credit Facility remain unchanged.

Under the Credit Facility, the minimum advance is $100,000. Interest on each advance accrues at a fixed rate per annum equal to LIBOR plus 6.25%, determined on the funding date of such advance. Principal and interest on all advances will be payable in equal installments on the first business day of each month. The Company may prepay advances, in whole or in part, at any time, subject to a prepayment penalty, which, depending on the period of time elapsed from the closing of the Facility, will range from 4% to 1%.

The Company may use the Credit Facility to finance (a) new property and equipment, and (b) up to approximately $1.7 million “Other Equipment” and related costs, which may include leasehold improvements, intangible property such as software and software licenses, specialty equipment, a pre-payment to pay down the outstanding obligations under a previous arrangement, and “soft costs” related to financed property and equipment (including, without limitation, taxes, shipping, installation and other similar costs). Advances to finance the acquisition of new property and equipment are amortized over a period of 36 months; the advance related to the prepayment of the Company’s previous arrangement is amortized over a period of 27 months; and Other Equipment and related costs is amortized over a period of 24 months. In addition, the Company’s obligations under the Credit Facility are secured by a security interest in (a) the financed property and equipment, including the property and equipment financed under the Company’s prior arrangement at the time of the prepayment, and (b) as Supplemental Collateral, all of the Company’s intellectual property, subject to limited exceptions set forth in the Credit Facility. Under the Credit Facility, the Supplemental Collateral will be released on the earlier to occur of (i) receipt by us of FDA approval of the Company’s NDA for Surfaxin for the prevention of Respiratory Distress Syndrome (RDS) in premature infants, or (ii) the date on which the Company shall have maintained over a continuous 12-month period ending on or after March 31, 2008, measured at the end of each calendar quarter, a minimum cash balance equal to our projected cash requirements for the following 12-month period.

The description of the terms and conditions of the Credit Facility and the Amendment and the rights and obligations of the Company in connection therewith are qualified by reference in their entirety to the definitive terms and conditions of the Credit Facility and the Amendment. The form of the Amendment is attached hereto as Exhibit 10.1.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	First Amendment to Credit and Security Agreement (the “Amendment”) dated May 30, 2008, between the Company and GE Business Financial Services Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ Robert J. Capetola
Robert J. Capetola, Ph.D.
President and Chief Executive Officer

Date: May 30, 2008